QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries

Douglas Dynamics, L.L.C., a Delaware limited liability company

Douglas Dynamics Finance Company, a Delaware corporation

Fisher, LLC, a Delaware limited liability company

QuickLinks

  Exhibit 21.1
Subsidiaries